January 27, 2010	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC.

ANNOUNCES FIRST QUARTER EARNINGS

FOR FISCAL 2010

PITTSBURGH, PA, January 27, 2010 -- Fidelity Bancorp, Inc. (NASDAQ: FSBI) the holding company for Fidelity Bank, PaSB of Pittsburgh, Pennsylvania (the “Company”) today announced first quarter earnings for the three-month period ended December 31, 2009. Net income for the period was $232,000 or $0.04 per share (diluted), as compared to net income of $1.7 million or $0.53 per share (diluted) in the prior year quarter. The $1.5 million decrease in net income primarily reflects charges of $1.2 million for other-than-temporary impairment (“OTTI”) on certain investment securities. Annualized return on assets was 0.13% and return on equity was 1.97% for the fiscal 2010 period, compared to 0.91% and 15.66%, respectively, for the same period in the prior year.

The Company’s net interest income before provision for loan losses decreased $1.0 million or 22.2% to $3.6 million for the quarter ended December 31, 2009, compared to $4.7 million in the prior year period. The decrease primarily reflects a decrease in the interest rate spread. The Company’s tax equivalent interest rate spread decreased to 2.04% for the three months ended December 31, 2009 compared to 2.52% in the prior year.

The provision for loan losses decreased to $300,000 for the quarter ended December 31, 2009, compared to $555,000 in the prior year quarter. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimates of the losses inherent in the portfolio. When determining the provision for loan losses, the company considers a number of factors some of which include specific credit reviews, non-performing, delinquency and charge-off trends, concentrations of credit, loan volume trends and broader local and national economic trends. Net charge-offs for the three-months ended December 31, 2009 were $39,000 compared to $394,000 in the prior year period. Non-performing assets and foreclosed real estate were 2.22% of total assets at December 31, 2009, and the allowance for loan losses was 36.7% of non-performing loans and 1.46% of gross loansat that date. Non-performing assets and foreclosed real estate were 1.24% of total assets at December 31, 2008, and the allowance for loan losses was 39.6% of non-performing loans and 0.75% of gross loansat that date.

Included in non-performing loans as of December 31, 2009 were the following loans which were identified as such in prior periods but subsequent to December 31, 2008:

•

A $3.5 million commercial participation loan to a borrower in the restaurant industry. The Company restructured the loan at its maturity by entering into a forbearance agreement with the borrower to make reduced payments over a six-month period. The Company has never had any payment delinquency with this borrower who is performing in accordance with the terms of the forbearance agreement. In response to the Shared National Credit Examination, this loan was transferred to non-accrual status as of September 30, 2009.

•

Two commercial real estate loans totaling $5.0 million to the same borrower for the acquisition of land with two commercial-zoned buildings. The borrower filed for bankruptcy in August 2009, however the Company is currently receiving monthly rental payments from the corresponding tenants which exceed the current monthly debt requirement. The Company had the properties appraised in September 2009 and the appraised value exceeds the principal balance owed.

•

A $2.3 million commercial loan to a borrower for the acquisition of a commercial property which is partially vacant at this time. The Company is currently receiving monthly rental payments from the tenants, however, there remains a cash flow shortage. Furthermore, an updated appraisal was completed in September 2009 indicating a collateral shortfall.

Loan loss reserves of $1.0 million have been allocated specifically for the aforementioned commercial loans.

Other income, excluding gains on sales of securities and impairment charges on securities, increased $218,000 or 25.6% to $1.1 million for the quarter ended December 31, 2009, compared to $850,000 in the prior year. The increase relates to an increase in loan service charges and fees of $25,000, an increase in gains on sales of loans of $104,000, and an increase in other operating income of $91,000. Gains on sales of securities were $650,000 for the quarter ended December 31, 2009. There were no similar gains recognized during the prior year period. Impairment charges on securities were $1.2 million for the quarter ended December 31, 2009, compared to $75,000 in the prior year. The impairment charges for the current period relate to the Company’s holdings of five pooled trust preferred securities, whereas the impairment charges for the prior year period relate to the Company’s holdings of Freddie Mac preferred stock. The impairment charges incurred during the current period resulted from several factors, including downgrades on their credit ratings, failure to pass their principal coverage tests, indications of a break in yield, and the decline in the net present value of their projected cash flows. Management of the Company has deemed the impairment on the trust preferred securities to be other-than-temporary based upon these factors and the duration and extent to which their market values have been less than cost, the inability to forecast a recovery in their market values, and other factors concerning the issuers in the pooled securities. At December 31, 2009, the Company had holdings in 20 different trust preferred offerings, with a book value of $19.0 million. The unrealized loss on these securities amounted to $7.3 million at December 31, 2009.

Operating expenses increased $468,000 or 14.5% to $3.7 million for the quarter ended December 31, 2009, compared to $3.2 million in the prior year period. Changes within operating expenses include increases in compensation and benefits expense, occupancy and equipment, depreciation and amortization, federal deposit insurance premiums, and service bureau expense, of $131,000, $18,000, $12,000, $289,000 and $57,000, respectively. These increases were offset by a decrease in other operating expenses of $33,000. The increase in federal deposit insurance premiums is attributed to recent increases in the base assessment rate and the assessment rate imposed on the Bank for its election to participate in the Transaction Account Guarantee Program under the FDIC’s Temporary Liquidity Guarantee Program which provides unlimited insurance coverage for non-interest bearing transaction accounts.

For the three-months ended December 31, 2009, the provision for income taxes decreased $88,000 to a benefit of $113,000 compared to a benefit of $25,000 for the same period last year. The tax benefit for the current period was significantly impacted by the impairment charges during the period.

Total assets were $736.0 million at December 31, 2009, an increase of $6.0 million or 0.82% compared to September 30, 2009, anda decrease of $5.3 million or .71% compared to December 31, 2008. Net loans outstanding decreased $8.2 million or 2.0% to $401.6 million at December 31, 2009 as compared to September 30, 2009, anddecreased$71.5 million or 15.1% as compared to December 31, 2008. Deposits increased $6.7 million or 1.5% to $450.6 million at December 31, 2009 as compared to September 30, 2009, and increased $39.3 million or 9.6% as compared to December 31, 2008. Short-term borrowings increased to $249,000 at December 31, 2009 as compared to $104,000 at September 30, 2009, and decreased from $44.7 million at December 31, 2008. Long-term debt was relatively unchanged at $118.5 million at December 31, 2009 as compared to September 30, 2009, and decreased $260,000 as compared to December 31, 2008. Stockholders’ equity was $47.0 million at December 31, 2009, compared to $47.1 million at September 30, 2009 and $46.7 million at December 31, 2008. On December 12, 2008, the Company sold $7 million in preferred stock to the U.S. Department of Treasury as a participant in the federal government’s TARP Capital Purchase Program. In connection with the investment, the Company also issued a warrant to the Treasury, which permits the Treasury to purchase up to 121,387 shares of its common stock at an exercise price of $8.65 per share. The Treasury Department’s TARP Capital Purchase Program is a voluntary program for healthy U.S. financial institutions designed to encourage these institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internetwebsite at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through fourteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries

Income Statements for the Three Months Ended

December 31, 2009 and 2008 - Unaudited

(In thousands, except per share data)

	Three Months Ended
	December 31,
	2009	2008
Interest income:
Loans	$5,803	$7,074
Mortgage-backed securities	781	1,137
Investment securities	1,225	1,567
Deposits with other institutions	12	2
Total interest income	7,821	9,780

Interest expense:
Deposits	1,582	2,351
Borrowed funds	2,501	2,650
Subordinated debt	103	105
Total interest expense	4,186	5,106

Net interest income before provision
for loan losses	3,635	4,674
Provision for loan losses	300	555
Net interest income after provision
for loan losses	3,335	4,119
Other income:
Loan service charges and fees	152	127
Gain on sale of investment
and mortgage-backed securities	650	—
Impairment charge on securities	(1,234)	(75)
Gain on sale of loans	134	30
Deposit service charges and fees	386	388
Other operating income	396	305
Total other income	484	775

Operating expenses:
Compensation and benefits	2,058	1,927
Office occupancy and equipment	254	236
Depreciation and amortization	134	122
Federal insurance premiums	308	19
Service bureau expense	163	106
Other operating expenses	783	822
Total operating expenses	3,700	3,232

Income before income tax benefit	119	1,662
Income tax benefit	(113)	(25)
Net income	232	1,687
Preferred stock dividend	(88)	—
Amortization of preferred stock
discount	(15)	—
Net income available to common
stockholders	$129	$1,687

Basic earnings per common share	$0.04	$0.56

Diluted earnings per common share	$0.04	$0.53

Balance Sheets - Unaudited

(In thousands, except share data)

	December 31,	September 30,	December 31,
	2009	2009	2008
Assets:
Cash and due from banks	$43,049	$20,601	$6,163
Interest-earning demand deposits	2,972	21,879	1,473
Securities available-for-sale	160,388	166,115	143,515
Securities held-to-maturity	83,553	72,448	79,177
Loans receivable, net	401,566	409,787	473,107
Loans held-for-sale	414	694	443
Foreclosed real estate, net	305	103	157
Federal Home Loan Bank stock, at cost	10,034	10,034	10,034
Accrued interest receivable	2,732	2,900	3,392
Office premises and equipment	9,122	8,470	7,037
Other assets	21,896	17,000	16,810
Total assets	$736,031	$730,031	$741,308

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$450,568	$443,880	$411,244
Short-term borrowings	249	104	44,729
Subordinated notes payable	7,732	7,732	7,732
Securities sold under agreement to repurchase	105,247	106,244	103,762
Advance payments by borrowers for taxes
and insurance	2,485	1,274	2,989
Long-term debt	118,476	118,541	118,736
Other liabilities	4,291	5,144	5,408
Total liabilities	689,048	682,919	694,600

Stockholders' equity:
Preferred stock, $.01 par value per share,
5,000,000 shares authorized, 7,000
shares issued	6,758	6,743	6,640
Common stock, $.01 par value per share,
10,000,000 shares authorized, 3,665,639,
3,664,947, and 3,658,714 shares issued	37	37	36
Treasury stock 619,129 shares	(10,382)	(10,382)	(10,382)
Additional paid-in capital	46,417	46,390	46,289
Retained earnings	8,752	8,685	13,011
Accumulated other comprehensive loss,
net of tax	(4,599)	(4,361)	(8,886)
Total stockholders' equity	46,983	47,112	46,708

Total liabilities and stockholders' equity	$736,031	$730,031	$741,308

Other Data:

	At or For the Three Month Period Ended
	December 31,
	2009	2008

Annualized return on assets	0.13%	0.91%
Annualized return on equity	1.97%	15.66%
Equity to assets	6.38%	6.30%
Interest rate spread (tax equivalent)	2.04%	2.52%
Net interest margin (tax equivalent)	2.23%	2.75%
Non-interest expense to average assets	2.02%	1.75%
Loan loss allowance to net loans	1.48%	0.76%
Non-performing loans and foreclosed real
estate to total assets at end-of-period	2.22%	1.24%